UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
February 25, 2015

The Hartford Financial Services Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Hartford Plaza, Hartford, Connecticut	06155
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 860-547-5000

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 25, 2015, the board of directors (the "Board") of The Hartford Financial Services Group, Inc. (the "Company") elected Teresa Wynn Roseborough as a new director of the Board. Ms. Roseborough was appointed to serve on the Board’s Nominating and Corporate Governance Committee and Finance, Investment and Risk Management Committee. Her board term commences on April 1, 2015.
The Board has determined that Ms. Roseborough does not have a direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S-K, and meets the applicable independence requirements of the New York Stock Exchange and the Company's Corporate Governance Guidelines.
As compensation for the remainder of the 2014-2015 Board service year, Ms. Roseborough will receive a pro rata portion of the Company’s annual cash retainer for non-management directors of $100,000 in the amount of $16,700 and a pro rata portion of the Company’s equity compensation annual retainer of $160,000 in the form of restricted stock awards valued at $26,700. The restricted stock award will be granted on the second trading day following the filing of the Company’s Form 10-Q for the first quarter ended March 30, 2015, based on the Company’s closing stock price on the grant date.
In addition, Ms. Roseborough will participate in other non-management director compensation arrangements described in the Company’s 2014 proxy statement, including receiving $100,000 of Group Term Life and $750,000 of Accidental Death and Dismemberment insurance and reimbursement for all travel expenses incurred in connection with her Board service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2015	The Hartford Financial Services Group, Inc.
By:	/s/ Donald C. Hunt
Name: Donald C. Hunt Title: Vice President & Corporate Secretary